Exhibit 99.1

Masimo Reports Second Quarter 2011 Financial Results

Q2 2011 Highlights (compared to Q2 2010):

•	Total revenue, including royalties, rose 9% to $109.6 million

•	Product revenue rose 17% to $102.6 million

•	Masimo SET® and Masimo rainbow® SET unit shipments rose 2% to 37,300

•	Masimo rainbow revenue rose 26% to $9.1 million

•	GAAP EPS was $0.28 versus $0.24 in the prior period, which included $0.01 in one-time expenses. Excluding the prior period one-time items, GAAP EPS rose 12% from an adjusted $0.25 in Q2 2010

Irvine, California, August 9, 2011 – Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended July 2, 2011.

Masimo’s total revenue, including royalties, for the second quarter rose 9% to $109.6 million, compared to $100.1 million for the second quarter of 2010. Masimo’s second quarter product revenue rose 17% to $102.6 million, compared to $88.0 million for the second quarter of 2010. Revenue from Masimo rainbow products rose 26% to $9.1 million in the second quarter, compared to $7.2 million for the second quarter of 2010.

Net income for the second quarter was $17.0 million, or $0.28 per diluted share, compared to reported net income of $14.3 million, or $0.24 per diluted share, in the second quarter of 2010, which included $0.01 per diluted share in one-time marketing-related expenses. Excluding these one-time expenses, diluted earnings per share rose 12% in the second quarter of 2011 from the year-ago period.

During the second quarter, the company shipped approximately 37,300 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 2% compared to approximately 36,700 in the same prior year period. Masimo estimates its worldwide installed base as of July 2, 2011 to be 922,000 units, up 17% from 789,000 units as of July 3, 2010.

As of July 2, 2011, cash and cash equivalents was $125.7 million, compared to $88.3 million as of January 1, 2011.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 78780959. After the live webcast, the call will be available on Masimo’s website through September 9, 2011. In addition, a telephonic replay of the call will be available through August 16, 2011. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 78780959.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-OximetryTM technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and global demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	July 2, 2011	January 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$125,694	$88,305
Accounts receivable, net of allowance for doubtful accounts	52,036	49,694
Royalties receivable	7,252	12,000
Inventories	44,954	45,028
Prepaid expenses	9,976	7,887
Deferred tax assets	12,561	12,555
Other current assets	1,806	2,136

Total current assets	254,279	217,605
Deferred cost of goods sold	52,380	47,184
Property and equipment, net	15,132	15,951
Intangible assets, net	10,472	10,497
Deferred tax assets	12,579	12,560
Other assets	6,900	6,438

Total assets	$351,742	$310,235

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$20,127	$22,150
Accrued compensation	15,087	21,074
Accrued liabilities	10,426	9,832
Income taxes payable	1,327	722
Deferred revenue	15,268	16,369
Current portion of capital lease obligations	47	50

Total current liabilities	62,282	70,197
Deferred revenue	1,262	1,554
Capital lease obligations, less current portion	99	122
Other liabilities	9,003	8,323

Total liabilities	72,646	80,196

Equity
Masimo Corporation stockholders’ equity:
Common stock	60	59
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	235,992	222,206
Accumulated other comprehensive income	1,092	925
Retained earnings	40,715	5,664

Total Masimo Corporation stockholders’ equity	276,650	227,645
Noncontrolling interest	2,446	2,394

Total equity	279,096	230,039

Total liabilities and equity	$351,742	$310,235

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenue:
Product	$102,555	$87,958	$204,132	$173,824
Royalty	7,010	12,122	18,475	25,021

Total revenue	109,565	100,080	222,607	198,845
Cost of goods sold	34,314	29,775	70,524	59,003

Gross profit	75,251	70,305	152,083	139,842
Operating expenses:
Selling, general and administrative	43,673	41,004	85,141	90,315
Research and development	9,446	9,051	19,421	18,461
Antitrust litigation proceeds	—	(760)	—	(30,728)

Total operating expenses	53,119	49,295	104,562	78,048

Operating income	22,132	21,010	47,521	61,794
Non-operating income (expense)	528	309	722	(38)

Income before provision for income taxes	22,660	21,319	48,243	61,756
Provision for income taxes	5,751	7,403	13,180	21,676

Net income including noncontrolling interests	16,909	13,916	35,063	40,080
Net (income) loss attributable to the noncontrolling interests	129	371	(12)	917

Net income attributable to Masimo Corporation	$17,038	$14,287	$35,051	$40,997

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.28	$0.24	$0.59	$0.70

Diluted	$0.28	$0.24	$0.57	$0.68

Weighted average shares used in per share calculations:
Basic	59,842	58,798	59,720	58,532

Diluted	61,232	60,510	61,096	60,496

Cash dividend declared per share	$—	$—	$—	$2.00

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Cost of goods sold	$135	$118	$281	$211
Selling, general and administrative	3,132	2,659	5,647	4,736
Research and development	874	723	1,646	1,371

Total	$4,141	$3,500	$7,574	$6,318

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 2, 2011	July 3, 2010
Cash flows from operating activities:
Net income including noncontrolling interests	$35,063	$40,080
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,840	3,151
Share-based compensation	7,574	6,318
Provision for doubtful accounts	92	154
Provision for obsolete inventory	850	359
Provision for warranty costs	1,334	1,150
Provision for deferred income taxes	—	133
Income tax benefit from exercise of stock options granted prior to January 1, 2006	1,058	1,631
Excess tax benefit from share-based payment arrangements	(89)	(537)
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,433)	(10,338)
Decrease in royalties receivable	4,748	—
Increase in inventories	(776)	(5,910)
Increase in deferred cost of goods sold	(5,135)	(4,499)
(Increase) decrease in prepaid expenses	(2,043)	1,243
Increase in other assets	(101)	(1,963)
Increase (decrease) in accounts payable	(2,045)	5,084
Decrease in accrued compensation	(6,257)	(1,752)
Decrease in accrued liabilities	(831)	(1,291)
Increase in income taxes payable	676	1,073
Increase (decrease) in deferred revenue	(1,394)	2,703
Increase in other liabilities	654	1,064

Net cash provided by operating activities	34,785	37,853

Cash flows from investing activities:
Purchase of short-term investments	—	(75,986)
Proceeds from sale and maturities of short-term investments	—	132,975
Purchases of property and equipment	(2,123)	(3,930)
Increase in intangible assets	(848)	(911)

Net cash provided by (used in) investing activities	(2,971)	52,148

Cash flows from financing activities:
Repayments of capital lease obligations	(27)	(28)
Proceeds from issuance of common stock	5,127	5,662
Excess tax benefit from share-based payment arrangements	89	537
Dividends paid	—	(117,506)

Net cash provided by (used in) financing activities	5,189	(111,335)
Effect of foreign currency exchange rates on cash	386	251

Net increase (decrease) in cash and cash equivalents	37,389	(21,083)
Cash and cash equivalents at beginning of period	88,305	132,054

Cash and cash equivalents at end of period	$125,694	$110,971